In 2004, key employees of Georgia Gulf Corporation
("Georgia Gulf"), including Messrs. Schmitt, Seal, Beerman, Doherty and Shannon,the named executive officers (each, a "Participant," and collectively, the ("Participants"), participated in our management incentive bonus plan (the "Plan"). The objective of the Plan is to motivate the performance of the Participants by creating the potential for increased compensation tied directly to company profit.

	In December 2003, the Compensation Committee assigned bonus points to each Participant, set primarily by reference to his salary level, which, for Mr. Schmitt, were equal to 55% of his base salary, and for each other Participant, were equal to 50% of his base salary.
The Compensation Committee also established a corporate target for 2004 earnings which was an EBITDA (earnings before interest, taxes, depreciation and amortization) return equal to Georgia Gulf's cost of capital plus 200 basis points.

            Under the terms of the Plan, if the corporate target is reached, the Participants receive a payment equal to 70% of their points awarded. If the corporate target is not reached, payments are ratably reduced to a minimum target, which is the greater of half of the corporate target or a risk-free rate of return (e.g., 10 year Treasury Bill), in which case Participants receive a payment equal to 10% of their points awarded. If the corporate target is surpassed, payments are ratably increased to a maximum, which is double the Participants' points where earnings equal two times the corporate target. The Plan also provides that payment adjustments will be made to reflect changes in the current performance of the chemical industry when compared to historical performance.

            Georgia Gulf's 2004 earnings exceeded the target. Payments to Participants, calculated in accordance with the Plan, were increased by 69%. On January 31, 2005, the Compensation Committee approved the award to each Participant of a payment equal to 1.69 times 70% of his awarded points.

            The remaining 30% of each Participant's bonus payment under the Plan was awarded based on Georgia Gulf's 2004 earnings and each Participant's performance for 2004. On January 31, 2005, the Compensation Committee, in its discretion, also approved the award to each Participant of a payment equal to double the remaining 30% performance-based bonus payment for 2004.